Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LENSAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Recalculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2024 Employment Inducement Incentive Award Plan	Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	100,000	(2)	$4.75	(5)	$475,000.00	$147.60 per $1,000,000	$70.11
2020 Incentive Award Plan	Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	566,341	(3)	$4.75	(5)	$2,690,119.75	$147.60 per $1,000,000	$397.06
2020 Employee Stock Purchase Plan	Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	113,268	(4)	$4.75	(5)	$538,023.00	$147.60 per $1,000,000	$79.41
	Total Offering Amounts			779,609				$3,703,142.75		$546.58
	Total Fee Offsets (6)									$0.00
	Net Fee Due									$546.58

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of 100,000 shares of common stock, par value $0.01 per share (“Common Stock”), of LENSAR, Inc. (the “Registrant”) reserved for issuance under the 2024 Employment Inducement Incentive Award Plan, under which awards may be granted to certain eligible individuals as a material inducement to their employment with the Registrant.

(3)
Consists of 566,341 shares of the Registrant's Common Stock that became available for issuance on January 1, 2024 under the Registrant's 2020 Incentive Award Plan by operation of an automatic annual increase provision therein.

(4)
Consists of 113,268 shares of the Registrant's Common Stock that became available for issuance on January 1, 2024 under the Registrant's 2020 Employee Stock Purchase Plan by operation of an automatic annual increase provision therein.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Stock Market LLC on March 4, 2024.

(6) The Registrant does not have any fee offsets.